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                                                                    EXHIBIT 10-Q

                                                                        11/23/04

                    SEPARATION AGREEMENT AND GENERAL RELEASE

      This Separation Agreement and General Release (the "Agreement") is made and entered into as of November 24, 2004 (the "Effective Date"), by and between Pamela Forbes Lieberman ("Lieberman") and TruServ Corporation (the "Company").

      WHEREAS, Lieberman was employed by the Company as Chief Executive Officer and President pursuant to a letter agreement dated November 15, 2001 (the "Employment Letter"); and

      WHEREAS, at the request of the Board of Directors of the Company, Lieberman has resigned effective November 2, 2004 as an officer and director of the Company and desires to terminate her employment relationship with the Company effective December 31, 2004, and the Company accepts such termination and with Lieberman desires to fully settle and resolve any and all issues arising out of Lieberman's employment with and separation from the Company.

      NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements set forth below, Lieberman and the Company agree as follows:

      1. Termination of Employment. Lieberman has irrevocably tendered her resignation, which is accepted by the Company, (i) as Chief Executive Officer and President, and her resignation as a director of the Company and, except as an employee, any other positions she may hold for the Company or its affiliates, effective November 2, 2004, and (ii) to terminate her employment with the Company which shall be terminated effective as of December 31, 2004 (the "Separation Date").

      2. Consideration. In consideration for the agreements and covenants set forth in this Agreement as further described and subject to Paragraph 11 hereof, the Company agrees that following the expiration of the revocation period described in Paragraph 13 below without Lieberman having revoked this Agreement, the Company will pay or provide to Lieberman the following:

            (a) pay to Lieberman through the Separation Date her regular base salary in accordance with the Company's regular payroll practice, and provide to Lieberman through the Separation Date the benefits listed on Exhibit A hereto and group life insurance (and no other benefits) at the same cost as provided to her immediately prior to her resignation on November 2, 2004;

            (b) pay the gross amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00), payable pro rata in accordance with the Company's regular payroll practices over the 24 month period following the Separation Date (such 24 month period hereinafter the "Salary Continuation Period");

            (c) pay to Lieberman in 2005 contemporaneously with the Company's regular payment of other executive bonuses, a Transition Bonus of five hundred thousand dollars ($500,000) in a single lump sum payment, in lieu of her

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                  short term bonus, long term bonus and any other awards which might have been payable under the Company's incentive plans, including without limitation, the Company's Supplemental Executive Retirement Plan, for her satisfactory performance of the transition services described on Exhibit A hereto;

            (d) provide to Lieberman during the Salary Continuation Period the standard benefits provided by the Company to its executives under the health, welfare and other programs listed on Exhibit A hereto (and no other benefits), as they may hereafter be modified by the Company, to the extent the terms of such benefit plans or programs, including contracts with third party providers and insurers, permit such continuation (provided, however, that Lieberman pays for any employee paid portion of such benefits and in the case of coverage under the Company's health insurance plan, only if Lieberman elects, and to the extent she remains eligible for such continued coverage under COBRA);

            (e) maintain (i) her accounts in the Company's defined contribution pension plans listed on Exhibit A hereto, if any, (to the extent vested as of the Separation Date and as such accounts may be adjusted for investment earnings and losses) and (ii) her accrued benefits in the Company's defined benefit pension plans listed on Exhibit A hereto, if any, (to the extent vested as of the Separation Date), until such accounts or accrued benefits are distributed to Lieberman (all in accordance with the terms of such plans and otherwise required by applicable law); provided, however, that following the Separation Date, no further contributions will be made, nor will any additional benefits accrue, on Lieberman's behalf under any of the pension plans described above and provided, further, that following the Separation Date, no additional eligibility, vesting or benefit service will be credited on Lieberman's behalf under any of the pension plans described above;

            (f) pay for outplacement services of up to $40,000 to an outplacement firm mutually agreed upon by the Company and Lieberman; and

            (g) through the Separation Date, Lieberman shall take as vacation all accrued vacation time owed to her in full satisfaction of the Company's obligation to her with respect to vacation time.

            (h) promptly reimburse Lieberman, in accordance with the Company's policies, all of her reasonable reimbursable business expenses which she incurred prior to November 2, 2004 and for which she has submitted documentation as required by the Company's policies no later than November 29, 2004.

      Except as otherwise set forth in this Paragraph 2, no other sums (contingent or otherwise) shall be paid or owed to Lieberman in respect of her employment by the Company, or as additional termination amounts, and any such sums or amounts (whether or not owed), are

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hereby expressly waived by Lieberman. All payments made pursuant to subparagraphs 2(a), 2(b), 2(c), and 2(g) above are "wages" for purposes of FICA, FUTA and income tax withholding, and other consideration provided above may be required to be so treated, and the Company shall withhold all amounts it determines to be necessary to satisfy withholding obligations. In the event of Lieberman's death, the unpaid balance of any of the monies or benefits provided herein above shall continue to be paid to her estate.

      3. General Release by Lieberman; Covenant Not to Sue.

            (a) The term "Released Parties," as used in this Agreement, shall mean the Company and any of its past or present employees, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, general partners, limited partners, members, advisory board members, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.

            (b) In consideration for the agreements and covenants set forth in this Agreement, Lieberman, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases each of the Released Parties from, and agrees not to sue them regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type (collectively "Claims") regarding any act or failure to act that occurred up to and including the date on which the last party to this Agreement signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Lieberman's employment or separation of employment from the Company, and including but not limited to: all claims, actions or liability under (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, Executive Order 11246, and Executive Order 11141; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, compensation, employee benefits, termination of employment, or discrimination in employment; (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage;

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                  unfair business practices; defamation; libel; slander;
                  negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; and (4) any other contract, whether express or implied, and including, but not limited to, any Claims arising under the Employment Letter, under any severance policy or plan, under any Long Term Incentive Plan or other compensation or employee benefit plan, and under any equity or phantom equity plan; provided, however, the above release and agreement not to sue shall in no event extend to any claims arising out of the Company's non-performance or breach of this Agreement and Lieberman's right to indemnification under the Company's Certificate of Incorporation and by-laws as well as coverage under the Company's director's and officer's liability insurance coverage. Lieberman also waives her right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Lieberman's behalf. Lieberman represents and warrants that she has not filed any complaint, charge or lawsuit against the Company with any governmental agency or any court.

            (c) In further consideration for the agreements and covenants set forth in this Agreement, as a condition for Lieberman's receipt of the payments, benefits and other consideration provided in Paragraph 2 of this Agreement, Lieberman agrees that following, but no later than five days after, the Separation Date she shall execute and deliver to the Company a general release of claims and covenant not to sue identical to sub-paragraphs 3(a) and 3(b) hereof except covering all acts or failures to act through the date Lieberman executes such additional release and covenant not to sue.

      4. Consultation; Cooperation in Legal Matters. In consideration for the promises and payments described in Paragraph 2 above, Lieberman agrees, through the Separation Date and during the Salary Continuation Period, to perform such duties as are requested by the Chairman, the interim CEO, or the CEO of the Company to assist and cooperate with the Company in the transition of her responsibilities and the Company's relationships with its members, banks, and suppliers, and during the Salary Continuation Period to act as a consultant to the Company for up to five days per month during the first year of the Salary Continuation Period and up to two days per month during the second year of the Salary Continuation Period, as may be reasonably requested by the Company. The Company and Lieberman shall cooperate in resolving scheduling issues that may arise with respect to Lieberman being available at the times requested; provided, however, in all events Lieberman shall give absolute priority to making herself available to cooperate in litigation, proceedings, etc., as hereinafter provided in this Paragraph 4. Lieberman agrees that she shall sign for the period through November 2, 2004: (i) the third quarter management representation letter to PricewaterhouseCoopers in conjunction with its fiscal year 2004 third quarter review of the Company's financial results and statements if and to the extent requested by the auditors, and (ii) the Sarbanes-Oxley internal management team representation form provided to the Company's Chief Executive Officer and Chief Financial Officer for the quarter ended September 30, 2004. In addition, Lieberman further agrees, through the Separation Date and during the Salary Continuation Period and at any point

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in time thereafter, to cooperate with the Company in any current or future litigation, potential litigation, proceeding, claim, charge, investigation or other legal matters in any reasonable manner as the Company may request, including but not limited to meeting with and fully answering the questions of the Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding. Time spent by Lieberman pursuant to the immediately preceding sentence shall not count towards days of consulting services required under the first sentence of this Paragraph 4. The Company agrees to compensate Lieberman for any reasonable out-of-pocket expenses reasonably incurred by Lieberman in providing such assistance and cooperation; provided, however, all such expenses must be approved by the Company in advance. Lieberman acknowledges and understands that from and after November 2, 2004, she shall have no authority to act for, to sign any document on behalf of or to otherwise bind the Company or any of its affiliates, but that such limitation shall in no way restrict her ability to provide testimony in any proceeding.

      5. Return of Property; Confidential Information.

            (a) Lieberman acknowledges that all records, documents, and tangible embodiments containing information relating to the Company prepared by Lieberman or coming into her possession by virtue of employment by the Company are and will remain the property of the Company. Lieberman represents that she has returned to the Company, all such items and copies of such items in her possession, as well as any and all other property belonging to the Released Parties, including but not limited to pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and other electronic equipment.

            (b) Through the Separation Date, during the Salary Continuation Period and thereafter, Lieberman shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of herself or any third party, any Confidential Information. As used in this Agreement, "Confidential Information" shall mean any information relating to (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, member, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any matters relating to the legal affairs of the Company or matters relating to the deliberations, discussions, meetings or activities of the Company's Board of Directors;
                  (d) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (e) any other information, written, oral or electronic, which pertains to the Company's affairs or interests or with whom or how the Company does business; provided, however, that Confidential Information shall not include any information

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                  which is in the public domain or becomes known in the industry through no wrongful act on the part of Lieberman.

      6. Non-Solicitation; Non-Compete; Non-Disparagement.

            (a) Through the Separation Date and during the Salary Continuation Period, Lieberman shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company through the Separation Date and during the Salary Continuation Period, or otherwise seek to influence or alter any such person's relationship with the Company.

            (b) Through the Separation Date and during the Salary Continuation Period, without the express prior written consent of the Company, Lieberman will not, directly or indirectly, become associated with any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent or in any other capacity, in any business activities of any franchise, cooperative, retail or wholesale company (i) with a core business in the hardware industry, or (ii) which engages in a "Company Business," as hereinafter defined. For these purposes a "Company Business" shall mean any business which is engaged, in any material respect, in any of the following businesses:
                  MRO (providing maintenance and repair services, supplies and equipment to businesses and organizations), gardening and nursery, equipment rental, party rental, lumber and building materials, and paint.

            (c) Lieberman represents that since October 30, 2004 through the date hereof she has not, and hereafter through the Separation Date, during the Salary Continuation Period and thereafter, Lieberman agrees not to do anything, and not to make any oral or written statement to any person (including but not limited to any employee, member, customer, supplier or vendor of Company), that disparages or places in a false or negative light: (a) the Company; or (b) any past or present member, officer, director, employee, product, or service of the Company.

            (d) It is agreed that breach of Paragraph 5 above or this Paragraph 6 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of Paragraph 5 above or this Paragraph 6, including, but not limited to, any injunction restraining the

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                  breaching party from disclosing, in whole or part, any
                  Confidential Information.

      7. Reemployment. Lieberman waives reinstatement and reemployment and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company, or any of their affiliated companies or corporations.

      8. Non-admission. This Agreement does not constitute an admission by any party that any action that any of them took with respect to any other party was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury, and the parties specifically deny any such wrongdoing or violation.

      9. Agreement Inadmissible as Evidence. This Agreement, its execution, and implementation may not be used as evidence, and shall not be admissible, in a subsequent proceeding of any kind, except (a) one which a party to this Agreement institutes alleging a breach of this Agreement or (b) as ordered by a court or required by law.

      10. Entire Agreement. This Agreement, together with Exhibit A hereto, and a letter dated on even date herewith regarding future communications contains the entire agreement and understanding between Lieberman and the Company concerning the matters described herein. It supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties. The terms of this Agreement cannot be changed except in a subsequent document signed by all parties to this Agreement.

      11. Breach of Agreement; Indemnification. Lieberman understands and agrees that Lieberman's failure to comply with the obligations set forth in Paragraphs 3(c), 4, 5, or 6 will constitute a material breach of this Agreement, in which event the Company, in addition to its other rights and remedies, shall not be obligated to provide Lieberman with any of the consideration described in Subparagraphs 2(a), (b), (c), (d), or (f) above and may recover amounts already paid hereunder.

      12. Severability. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights, or a covenant provided for by Paragraph 3 herein, is illegal, void or unenforceable, the parties agree to execute promptly a release, waiver and/or covenant that is legal and enforceable to the extent permitted by law. In the event any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall negotiate in good faith to substitute a legal, enforceable, or valid provision that, as nearly as possible, provides the benefit of the illegal, unenforceable, or void provision. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified.

      13. Revocation Period. Lieberman has the right to revoke her release of claims under the Age Discrimination in Employment Act described in Paragraph 3 (the "ADEA Release") for up to seven (7) days after she signs this Agreement. In order to do so, Lieberman must sign and send a written notice of her decision to revoke the ADEA Release, addressed

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            to the Company:    TruServe Corporation
                               8600 West Bryn Mawr Avenue
                               Chicago, Illinois  60631-3505
                               Attention: Cathy Anderson, General Counsel

            with a copy to:    Katten Muchin Zavis Rosenman
                               525 W. Monroe
                               Chicago, Illinois 60661
                               Attention: Matthew S. Brown

and that written notice must be actually received (and Paragraph 19 hereof shall be disregarded for this purpose) no later than the eighth day after Lieberman signs this Agreement. If Lieberman revokes the ADEA Release, Lieberman will not be entitled to any of the consideration from the Company described in Paragraph 2.

      14. Voluntary Execution of Agreement. Lieberman acknowledges that: (a) she has carefully read this Agreement and fully understands its meaning; (b) she had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it; (c) she is hereby advised in writing by the Company to consult with an attorney before deciding whether to sign this Agreement; (d) she is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and (e) everything Lieberman is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Lieberman to sign it.

      15. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

      16. Announcements. Lieberman agrees and acknowledges that she has not and will not make any announcement about her resignation or about the affairs of the Company, which is in any manner inconsistent with the terms of the Company's press release and public communications, and further agrees and acknowledges that (i) except as expressly requested by the Company, she shall grant no media interviews regarding her resignation, the Company, its business or her employment with the Company, (ii) comment to media or in a public venue about her resignation, or the Company, its business or her employment with the Company, and (iii) any press or other written, oral or electronic public releases, or statements concerning her resignation, the terms of this Agreement or about the affairs of the Company, its business or her employment with the Company, shall be issued by the Company only, and she shall otherwise abide by the letter agreement between her and the Company addressing these matters. Notwithstanding the foregoing provisions of this Paragraph 16, but in all cases subject to the other provisions of this Agreement, including subparagraphs 5(b) and 6(c), Lieberman shall be entitled to discuss her activities at the Company at regular business graduate school class presentations at business school classrooms, consistent with the type and scope of such discussions she has conducted in the past.

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      17. Governing Law. This Agreement shall be governed by and interpreted in accordance with Illinois law, without regard to its conflict of law principles. Furthermore, as to Paragraphs 5 and 6, Lieberman agrees and consents to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. Lieberman further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraphs 5 and 6 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Lieberman waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

      18. Counterparts. This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

      19. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:

            To the Company:    TruServe Corporation
                               8600 West Bryn Mawr Avenue
                               Chicago, Illinois  60631-3505
                               Attention: Cathy Anderson, General Counsel

            To the Executive:  Pamela Forbes Lieberman
                               825 Bermuda Dunes Place
                               Northbrook, Illinois 60062

TRUSERV CORPORATION                     PAMELA FORBES LIEBERMAN

By: /s/ Amy Mysel                       /s/Pamela Forbes Lieberman
    ---------------------------------   --------------------------
Printed Name: Amy Mysel                 Dated: November 24, 2004
              -----------------------
Title: SVP, Human Resource
       ------------------------------
Dated: November 30, 2004
       ------------------------------

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                                    EXHIBIT A

                    SEPARATION AGREEMENT AND GENERAL RELEASE

Bonus Plans

Transition Bonus - To be entitled to the Transition Bonus Lieberman must (a) as and when requested by the Company's Chairman of the Board, interim CEO or CEO, diligently assist in transferring and providing information, records and other documentation known to Lieberman to other persons in the Company, and in transitioning pending matters which Lieberman had been supervising or handling, and (b) be supportive of the business plans and activities of the Company in such a manner as to avoid to the extent reasonably possible as a consequence of her resignation at the request of the Board any disruption or adverse effect in the Company's operations or relationships with its employees, suppliers, banks, or members.

Benefit Plans

Health Insurance - Lieberman shall be entitled to elect COBRA coverage for medical, dental and vision benefits for herself and her spouse, for the period beginning at the Separation Date, but she shall only be required to pay premiums as if she was still an employee.

Car Allowance - $10,500 annual payable in equal installments with the regular payment during the Salary Continuation Period.

Personal Universal Life Insurance - the Company will pay Lieberman a single lump sum of $22,000 for her to pay her premiums during the Salary Continuation Period.

Annual Medical Physical - reimbursement up to $600 per physical per year.

Home Internet Access through Separation Date only.

Tax and Financial Planning up to an aggregate of $20,000 through the Separation Date and during the Salary Continuation Period paid by the Company upon submission of invoices by the service provider.

Pension Plans

Defined Lump Sum Pension Plan - Not Vested/ Terminated with no continuing benefit.

Supplemental Retirement Plan - Not Vested/ Terminated with no continuing benefit.

TruServ Corporation Employee Savings and Compensation Deferral Plan (401(k)) - as of November 4, 2004 Employee Pre-Tax account 100% vested at FMV of $35,837.49 and Company Matching Account 60% vested at Fair Market Value of Vested Balance of $8,684.75. Lieberman will be entitled to a final Company matching contribution based on her employment through the Separation Date of December 31, 2004 (which shall be payable in 2005 in accordance with the Company's regular practice) to the extent the Company generally provides such matching contributions for participants in the Plan.